Exhibit (e)(1)(iii)

FIRST AMENDMENT TO

ARK ETF TRUST DISTRIBUTION AGREEMENT

This first amendment ("Amendment") to the ARK ETF Trust Distribution Agreement (the "Agreement") dated as of May 31, 2017, by and between ARK ETF Trust (the “Trust”) and Foreside Fund Services, LLC (the “Distributor” and collectively with the Trust, the “Parties”) is entered into as of August 6, 2018 (the "Effective Date").

WHEREAS, the Parties desire to amend the Agreement to reflect updated language in Section 7 of the Agreement; and

WHEREAS, Section 8(b) of the Agreement requires that an amendment to the Agreement be made in writing and executed by both Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.           Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.           Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect to the same extent as if fully set forth herein.

3.           The following language is hereby added to Section 7 of the Agreement as Section 7(h):

(h)            The Trust acknowledges and agrees that as part of the Distributor’s duties, the Distributor will enter into Participant Agreements with certain Authorized Participants for the purchase and redemption of Creation Units. The Authorized Participants may request that the Distributor agree to certain provisions in the Participant Agreements that contain certain representations, undertakings and indemnification that are not included in the form-of Participant Agreement (“Non-Standard Participant Agreement”). In order to enable the Distributor to provide such representations, undertakings, and indemnification to each Authorized Participant, the Trust further represents, warrants, and covenants to the Distributor that:

(i)           Except as required by law, rule, regulation, Securities and Exchange Commission (“SEC”) guidance, court order or requested by any regulatory or self-regulatory authority of competent jurisdiction, the Trust will not, without prior written consent of an Authorized Participant, use in advertising, the Registration Statement or the Prospectus or publicity the name of the Authorized Participant or any affiliate of the Authorized Participant, any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Authorized Participant or any of its affiliates or represent, directly or indirectly, that any product or any service provided or distributed by a Fund or the Trust has been approved or endorsed by the Authorized Participant or any of its affiliates or that the Authorized Participant acts as underwriter, distributor or selling group member with respect to the Shares. If an Authorized Participant agrees to be identified in any of such documents, upon the termination of such Authorized Participant’s Participant Agreement, (i) the Trust will use commercially reasonable efforts to remove any reference to the Authorized Participant from such documents promptly and (ii) the Trust will promptly update the Trust’s and the Funds’ respective websites to remove any identification of the Authorized Participant as an authorized participant of any Fund.

(ii)          Any Fund securities delivered by the Trust to its custodian and/or any relevant sub-custodian in connection with a redemption order will not be “restricted securities,” as such term is used in Rule 144(a)(3)(i) of the 1933 Act, and, at the time of delivery of such Fund securities to an Authorized Participant, such Authorized Participant will acquire good and unencumbered title to such fund securities, free and clear of all liens, restrictions, charges and encumbrances, and not be subject to any adverse claims.

(iii)         The Registration Statement and the Prospectus contained therein each conforms in all material respects to the requirements of the 1933 Act, and the rules and regulations of the SEC thereunder and do not and will not, as of the applicable effective date as to the Registration Statement and any amendment thereto and as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iv)         No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issuance and sale of the Fund Shares, except the registration under the 1933 Act of the Fund Shares, which has occurred and is in effect for the Fund Shares and the Trust.

(v)          The Registration Statement has been declared effective by the SEC under the 1933 Act and the 1940 Act, and the SEC has not issued any stop order or other order or notice preventing or suspending the use of the Registration Statement or the Prospectus, and no proceedings for such purpose have been instituted, are pending or, to the best of their knowledge, are being contemplated or threatened by the SEC.

(vi)         The Fund Shares, when issued and delivered against payment of consideration, will be validly issued, fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights.

(vii)        Prior to the launch of each Fund, the Fund Shares of such Fund will be approved for listing on a U.S. national securities exchange, subject to notice of issuance.

(viii)       All marketing and promotional materials prepared by the Trust or the Funds’ adviser or any of their agents on their behalf, or to be prepared by any of them in the future in connection with the offer and sale of Fund Shares, will not contain any untrue statement of a material fact related to a Fund or the Shares or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

(ix)         It has compliance policies and procedures in place as required by Rule 38a-1 under the 1940 Act, which are reasonably designed to prevent violations of applicable federal securities laws.

(x)         The Trust, upon rejection of an order, will promptly return to the applicable Authorized Participant any Deposit securities or Fund securities or collateral in lieu of the Deposit securities or Fund securities tendered by the Authorized Participant with respect to such rejected order.

(xi)         With respect to any creation order of a particular Fund, the Trust will return, or will cause its agent to return, to an Authorized Participant any dividend, distribution or other corporate action paid to the Fund in respect of any Deposit security transferred to the Fund that, based on the valuation of such Deposit security at the time of transfer, should have been paid to the applicable Authorized Participant or Authorized Participant client.

4.           This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of New York.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

ARK ETF TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Kellen Carter	By:	/s/ Mark A. Fairbanks
Name:	Kellen Carter		Mark A. Fairbanks, Vice President
Title:	Corporate Counsel